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                                                                    Exhibit 12.1

                 FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                  YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------------
                                                     1997      1998       1999       2000       2001
                                                    -------   -------    -------    -------    -------
                                                                     (IN THOUSANDS)
Income (loss) from continuing
    operations before taxes and minority interest   $ 4,661    (3,396)   (15,939)    (7,559)   (22,916)

Income from equity investments                         --        (931)    (2,497)    (5,042)    (4,996)

Distributions from equity investments                  --         118      2,590      3,156      5,057
                                                    -------   -------    -------    -------    -------

Income before fixed charges                           4,661    (4,209)   (15,846)    (9,445)   (22,855)

Plus: Fixed charges                                   9,897    27,656     51,092     60,027     89,878
                                                    -------   -------    -------    -------    -------

Earnings (as defined)                               $14,558    23,447     35,246     50,582     67,023
                                                    =======   =======    =======    =======    =======

Interest expense                                    $ 9,588    27,170     50,464     59,556     89,187

Rent expense (interest portion)                         257       359        492        326        526

Capitalized interest                                     52       127        136        145        165
                                                    -------   -------    -------    -------    -------

       Total fixed charges                          $ 9,897    27,656     51,092     60,027     89,878
                                                    =======   =======    =======    =======    =======

"Earnings" divided by fixed charges                     1.5       0.9        0.7        0.8        0.8
                                                    =======   =======    =======    =======    =======
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